For the fiscal year ended October 31, 2003.
       File number 811-04864
       Jennison Value Fund
(formerly Prudential Value Fund)

SUB-ITEM 77D
Policies With Respect to Security Investment


Prudential Value Fund
________________________________________________________________

Supplement dated January 24, 2003
Prospectus dated December 30, 2002


The portion of the chart listing Class B share average annual total returns before taxes in the Prospectus on page 4 under ?Risk/Return Summary - Evaluating Performance - Average Annual Total Returns? is supplemented with the following information. The information in this Supplement supersedes any contrary information that may be contained either in the Fund?s Prospectus or Statement of Additional Information:


Class B Shares

1 YR
5 YRS
10 YRS
SINCE INCEPTION

Return Before Taxes
- 7.99%
9.60%
11.65%
10.78% (since 1-
22-87)